Exhibit 10.9

TETRALOGIC PHARMACEUTICALS CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 12, 2013 by and between Lesley Russell, M.D., a resident of Phoenixville, Pennsylvania (the “Employee”), and TetraLogic Pharmaceuticals Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).

Background

The Company desires to employ the Employee and the Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

IN CONSIDERATION of the foregoing and of the mutual covenants and obligations contained in this Agreement, the Employee and the Company, intending to be legally bound, hereby agree as follows:

1.             Employment and Term. The Company agrees to employ  the Employee as the Company’s Chief Operating Officer (such position, referred to herein as the Employee’s “Position”) for a period commencing  August 12, 2013 and continuing until terminated in accordance with Section 5 of this Agreement (the “Term”).

2.            Duties.  During the Term, the Employee shall serve the Company faithfully and to the best of his ability and shall devote substantially all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position.   Subject to the oversight of the Chief Executive Officer and the Board, the Employee shall (i) have  overall operational responsibility for all Company’s programs, manage the personnel of these operational programs with the approval of the Chief Executive Officer and participate in the strategic planning process and will implement new strategic initiatives as directed, and (ii) such duties and responsibilities as may be assigned to him from time to time by the Chief Executive Officer.  The Employee shall perform such duties and responsibilities at the Company’s facility located in Pennsylvania or at such other location as may be established from time to time by the Company.  The Employee shall report to the Chief Executive Officer of the Company.

3.               Other Business Activities.  Except for the business activities set forth on Exhibit A or with the prior written consent of the Company in its sole discretion, the Employee will not engage, directly or indirectly, during the Term, in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided that any such activities do not interfere with the performance of his responsibilities and obligations pursuant to this Agreement.

4.               Compensation.  The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services to be rendered to the Company and for the Employee’s intellectual property covenants and assignments and covenant not to compete, as provided in the Confidentiality Agreement, as defined in Section 6 hereof, the compensation set forth in this Section 4.

4.1                                                                               Salary.  The Company shall pay the Employee a base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000) (as the same may hereafter be adjusted, the “Salary”), which shall be increased to Three Hundred Sixty Five Thousand Dollars ($365,000) upon the closing of a Qualified Financing which shall mean (i) investments from an investor or a group of investors aggregating at least $25,000,000, excluding any principal and interest on the convertible bridge notes of the Company outstanding as of the date of this Agreement (“Notes”) converted into equity securities in such financing, or (ii) a combination of (a) equity investments from an investor or a group of investors aggregating at least $10,000,000, excluding any principal and interest on the Notes converted into equity securities in such financing and (b) on or before the date of such financing, commitments pursuant to one or more definitive collaboration agreements with third parties pursuant to which such third parties will provide the Company with no less than $15,000,000 in guaranteed and non-contingent non-dilutive funding to be received by the Company.  The Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company (collectively, “Taxes”) and shall be paid and withheld in accordance with the Company’s normal payroll practice for its executive employees from time to time in effect.  The Salary shall be subject to increase at the option and in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”) based upon the demonstrated performance of the Employee.

4.2                                                                               Bonus.  The Employee shall be eligible to be awarded an annual performance bonus of up to forty percent (40%) of Salary paid during the applicable period (“Bonus”), less the withholding of applicable Taxes, based on the achievement of performance objectives established by the Board for such year.  Such bonus shall be determined by the Board or the Compensation Committee and shall be paid within seventy-five (75) days after the conclusion of each year.

4.3                                                                               Equity Participation.

(a)     Options

(i)  Stock Option Grant. On or before September 30, 2013, the Company will issue to the Employee a non-qualified stock option to purchase up to that number of shares of the Company’s common stock as are equal to two percent (2%) of the fully diluted shares of all classes of the Company’s capital stock (including option pool, outstanding warrants, and other convertible instruments on an as converted basis at the “default” conversion” price (default conversion being a conversion into a class of Company stock outstanding as of the date of this Agreement at maturity of the instrument)) on the date of Grant, subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Company’s common stock , at a per share exercise price equal to the fair market value per share as determined by a 409A valuation conducted by an independent appraiser selected by the Company, subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Company’s common stock (the “Option”).

In addition, upon closing of each new issuance of capital stock (including convertible instruments on an as converted basis at the “default” conversion price and in-the- money options (other than option shares already included in the calculation of the Initial Option) and in-the-money warrants) (other than “Excluded Securities”, as defined below) by the Company, the Company will grant to Employee additional options (together with the Initial Option, the “Option” or “Options”)  such that Employee’s total Option shares will, after such issuance, be equal to two percent (2%) of the total issued and outstanding shares of the Company’s capital stock (including convertible instruments on an as converted basis at the “default” conversion price and in-the -money options (other than option shares already included in the calculation of the Initial Option) and in-the-money warrants) on a fully diluted basis (including adjustments to account for any difference between the “default conversion” price of any converted convertible instruments and the actual conversion price).   Such additional Options will be granted only with respect to each such financing up to and including the closing of the Company’s initial public offering of shares, and shall be subject to the same vesting schedule as the Initial Option and with a vesting commencement date of the date of Grant of the Initial Option.  For purposes of this section, issuance of the following securities (“Excluded Securities”) shall not be included in determining the total issued and outstanding shares of the Company’s capital stock on a fully diluted basis: 1) the issuance of shares of, or options to purchase shares of, common stock to employees, consultants, officers or directors pursuant to any arrangement approved by the Board of Directors of the Company; 2) shares of capital stock issued upon the conversion of any convertible  instruments or the exercise of any options or warrants ;3) the issuance of shares pursuant to the acquisition of another entity by the Company whereby the Company or its stockholders own not less than a majority of the voting power of the surviving or successor entity; and 4) shares of common stock issued upon conversion of shares of preferred stock of the Company.

The Options granted pursuant to this Section 4.3(a)(i)shall be exercisable for a period of ten (10) years from the date of grant of the Initial Option and subject to the terms and provisions of the Company’s 2004 Equity Incentive Plan (as amended , the “Plan”) and to the Employee’s execution of a non-qualified  stock option agreement which is substantially in the form customarily used by the Company with respect to the issuance of non-qualified stock options under the Plan to the Company’s employees and which contains additional terms not inconsistent with this Section 4.3 or the Plan that are determined to be appropriate by the Board.  The Option will be fully exercisable in accordance with the vesting schedule set forth in Section 4.3(a) (ii).

(ii)             Option Vesting.  Twenty-five percent (25%) of the Option shall vest on the earlier of the Company’s initial public offering of common stock or September 1, 2014 and the balance of the Option shall vest in equal monthly amounts over a period of the next three years, all upon the execution and delivery of the non-qualified stock option agreement governing the Option, as applicable, provided, that in each case, the Employee continues to be an active full-time employee of the Company on the applicable vesting date; and provided further, that, if there shall occur a Change in Control (as defined in Section 4.3(c)) prior to the date on which the Option is fully vested, then the entire unvested portion of such stock, options or rights shall become immediately vested.  In addition, the entire unvested portion of the Option shall become immediately vested upon the Employee’s death, Permanent Disability, Termination Without Cause or Termination for Good Reason (all as defined in Section 5 of this Agreement) if the Employee was an active full-time employee of the Company immediately before the applicable vesting termination event.

(b)   Change in Control Defined.  For purposes of this Agreement, the restricted stock agreement and/or a non-qualified stock option agreement which implements the issuance of common shares upon exercise of the Options, the term “Change in Control” shall mean, for purposes of the provisions of such restricted stock agreement and/or non-qualified stock option agreement which provide for the automatic acceleration of the vesting schedule for any Option, the happening of the earliest to occur of the events described in clauses (i), (ii), (iii) and (iv) of the definition of “Change in Control” contained in the Plan, except that, for such purposes, the “Original Issuance Exception” contained in clause (iv) of such definition shall be deemed to apply to original issuances by the Company of shares of its voting capital stock which are approved by at least a majority of the Board.

4.4                             Benefits.  The Employee will be entitled to participate in all group life insurance, long-term disability, retirement, vacation and any and all other fringe benefit plans (other than bonus, incentive or equity-based compensation plans that may be sponsored by the Company from time to time) as are from time to time provided by the Company to its executives, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time (collectively referred to hereafter as “Benefits”).

4.5                             Reimbursement of Expenses.  During the course of employment, the Employee shall be reimbursed for items of travel, food and lodging and miscellaneous expenses reasonably incurred by him on behalf of the Company, provided that such expenses are incurred, documented and submitted to the Company, all in accordance with the reimbursement policies of the Company as in effect from time to time.  The Company shall pay, or reimburse the Employee for, all fees and costs of his legal counsel and accountant in connection with the negotiation and execution of this Agreement and the restricted stock agreement and/or non qualified stock option agreement contemplated hereby; provided, that the Company’s obligations under this sentence shall not exceed $5,000.

5.                Early Termination.  The Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 5.  Upon the effective date of such termination (the “Termination Date”), the Employee shall be entitled only to such compensation and benefits as described in this Section 5.

5.1             Termination for Permanent Disability.

(a)      Without limiting the Company’s right to terminate Employee pursuant to Section 5.2, 5.3 or 5.4 hereof, the Company may terminate the Employee’s employment hereunder at any time as a result of Employee’s Permanent Disability upon written notice to Employee.  For purposes of this Agreement, a “Permanent Disability” shall have the same meaning as ascribed to such term (or a term of similar import) in the long-term disability insurance policy maintained by the Company for the Employee’s benefit, or if no such policy exists, shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable or incompetent to carry out the job responsibilities that the Employee held or the tasks that he was assigned at the time the disability commenced for at least 120 consecutive days or for shorter periods totaling 180 days in any twelve-month period, as determined by the Board and supported by the opinion of a physician.  The Employee shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician.

(b)      In the event of a termination of Employee’s employment hereunder pursuant to Section 5.l(a), Employee will be entitled to receive all accrued and unpaid (as of the Termination Date) Salary, Benefits and Bonus, including payment prescribed under any disability plan or arrangement provided by the Company in which he is a participant or to which he is a party as an employee of the Company.  Except as specifically set forth in this Section 5.l(b), the Company shall have no liability or obligation to Employee for compensation or benefits hereunder by reason of such termination.

5.2             Termination by Death.  In the event that Employee dies during the Term, Employee’s employment hereunder shall be terminated thereby and the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to all accrued and unpaid (as of the Termination Date) Salary, Benefits and Bonus.  Except as specifically set forth in this Section 5.2, the Company shall have no liability or obligation hereunder to Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Employee’s death, except that Employee’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any life insurance plan in which he is a participant as an employee of the Company.

5.3             Termination for Cause; Voluntary Termination.

(a)  The Company may terminate Employee’s employment hereunder at any time for “Cause” immediately upon written notice to Employee.  In addition, the Employee may voluntarily terminate his employment hereunder at any time following sixty (60) days prior written notice to the Board.  For purposes of this Agreement, the term “Cause” shall mean, as determined by the Board in its sole discretion: (i) Employee’s failure or refusal to materially perform his duties hereunder or to follow a lawful directive of the Board; (ii) any material breach by the Employee of the terms of this Agreement or the Confidentiality Agreement (as defined below); (iii) other conduct of Employee involving any willful and material misconduct with respect to or against the Company or its property or any of its personnel and which causes material harm to the Company, its property or its personnel; or (iv) Employee being convicted of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude.  If termination for Cause is based upon Subsections (i), (ii) or (iii) of this Subsection (a) and the applicable breach, conduct or violation is capable of being cured, then the Employee shall have thirty (30) days following receipt of written notice to Employee from the Board specifying such failure in reasonable detail to cure such breach, conduct or violation.

(b)      In the event of a termination of Employee’s employment hereunder pursuant to Section 5.3(a), Employee shall be entitled to receive all accrued but unpaid (as of the Termination Date) Salary and Benefits.  All Salary, Benefits and Bonuses shall cease at the time of such termination.  Except as specifically set forth in this Section 5.3, the Company shall have no liability or obligation hereunder by reason of such termination.  Vested Options shall be exercisable by Employee for a period of thirty (30) days after such termination.

5.4             Termination Without Cause; Termination for Good Reason.

(a)      The Company may terminate Employee’s employment hereunder at any time, for any reason or for no reason, without Cause, effective upon the date designated by the Company upon ninety (90) days prior written notice to Employee.  In addition, the Employee may voluntarily terminate his employment for Good Reason (as defined below) following ninety (90) days prior written notice to the Board.

(b)      If Employee’s employment is terminated pursuant to Section 5.4(a) at any time, then Employee shall be entitled to: (i) receive all accrued but unpaid (as of the Termination Date) Salary, Benefits and maximum target Bonus (as set forth in Section 4.2 of this Agreement) and (ii) the Company will continue to pay to the Employee in accordance with the Company’s regular payroll practices one hundred forty percent (140%) of his then current Salary in effect on the Termination Date during the twelve (12) month period immediately following the Termination Date, which upon a closing prior to the Termination Date of an initial public offering of the Company’s securities shall be increased to eighteen (18) months, all subject to all tax withholding obligations, calculated on the basis of the Salary in effect at the Termination Date.   The Company’s obligations to pay the amounts outlined in subsection (ii) of the first sentence of this Section 5.4(b) and in the immediately preceding sentence, as applicable, shall be contingent upon the Employee executing and not revoking a release of all claims pursuant to a Separation Agreement and Release substantially in the form attached hereto as Exhibit B.  All Benefits and Bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  Except as specifically set forth in this Section 5.4(b), the Company shall have no liability or obligation hereunder by reason of such termination.

(c)           For purposes of this Agreement, the term “Good Reason” shall mean the earliest to occur of any of the following events that are not consented to by the Employee:  (i) any substantial and adverse alteration by the Company of Employee’s functions, duties or responsibilities, or other material breach of this Agreement by Company, that is not remedied by the Company within thirty (30) days after receiving notice of such material alteration or breach; (ii) failure by Company or its successor, within thirty days after a Change Of Control to confirm Employee’s position as Chief OperatingOfficer of the Company  or (iii) except as otherwise agreed in advance by Employee, requiring the Employee to be principally based (excluding all travel to perform the Employee’s services hereunder) at any office or location the site of which would result in a commuting distance of greater than 50 miles from Malvern, Pennsylvania; provided, further, that the Employee’s consent to any event which would otherwise constitute “Good Reason” shall be conclusively presumed if the Employee does not exercise his rights hereunder within thirty (30) days of the event.

6.                Confidentiality Agreement.  The terms and provisions of the Non-Competition, Non-Solicitation  and Confidentiality Agreement between the Company and the Employee (the “Confidentiality Agreement”), dated as of August 12, 2013, and attached hereto as

Exhibit C, shall be incorporated into this Agreement by reference for all purposes.

7.                Parachute Provisions.  Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and without regard to whether such payments would subject the Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments.  The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made by the Company’s independent auditors.  In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 7), the amount of such underpayment or overpayment will be immediately paid by the Company to the Employee or refunded by the Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Employee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).  Notwithstanding the foregoing, if so requested by the Employee, the Company shall use reasonable efforts to obtain the requisite approval by the stockholders of the Company in the manner contemplated by Q&A 7 of Treas. Reg. Section 1.280G, it being understood that the Company does not guarantee that such approval will be obtained.  If the Company determines that such approval has been obtained, and such obligations of Q&A 7 of Treas. Reg. Section 1.280G have been met, all payments shall be made to Employee, without reduction.

8.               Representations, Warranties and Covenants of the Employee.

(a)           The Employee represents and warrants to the Company that:

(i)            There are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder; and

(ii)           The Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity.

(b)           The Employee covenants that in connection with his provision of services to the Company, he shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to obligations relating to confidentiality and proprietary rights.

(c)           Upon and after his termination or cessation of employment with the Company and until such time as no obligations of the Employee to the Company hereunder exist, the Employee (i) shall provide the Confidentiality Agreement to any prospective employer or other person, entity or association engaged in the Field of Interest (as defined in the Confidentiality Agreement), with whom or which the Employee proposes to be employed, affiliated, engaged, associated or to establish any business or remunerative relationship prior to the commencement thereof and (ii) shall notify the Company of the name and address of any such person, entity or association prior to his employment, affiliation, engagement, association or the establishment of any business or remunerative relationship.

9.             Non-Disparagement.  The Company and Employee agree that, upon any termination of Employee’s employment for any reason: (i) the Company will not make any negative comments or disparaging remarks, in writing, orally or electronically about the Employee, and (ii) Employee will not make any negative comments or disparaging remarks, in writing, orally or electronically about the Company, or any of its officers, directors or employees.

10.             Survival of Provisions.  The provisions of this Agreement set forth in Sections 5 through 21 hereof and all other provisions of this Agreement that are intended to endure beyond the Term shall survive the termination of the Employee’s employment hereunder.

11.             Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or assigns; provided  that the Employee shall not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company.

12.             Notice.  Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by overnight courier to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section.  Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered, in the case of mailing, two (2) days after deposit with the U.S. mail, or, in the case of overnight courier, on the next business day.

(i)                              if to the Company, to:

TetraLogic Pharmaceuticals Corporation
343 Phoenixville Pike

Malvern, Pennsylvania   19355

Attention: Andrew Pecora, M.D.,

Chairman of the Board

with a copy to:

Richard L. Sherman, Esquire
General Counsel

(ii)                           if to the Employee, to:

Lesley Russell, M.D.

13.             Entire Agreement; Amendments.

(a)     This Agreement, the Confidentiality Agreement and the restricted stock agreement(s) and/or nonqualified stock option agreement(s) referred to herein contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company (including without limitation, the Confidentiality, Non-Disclosure and Non-Use Agreement between the parties dated as of August 12, 2013).

(b)     The Employee hereby acknowledges that (a) the sole shares, options, warrants, exit participation rights and other interests in the equity or any exit participation rights of the Employee with respect to the Company are the Options contemplated by Section 4.3 of this Agreement; and (b) the Employee has no other rights in the equity of, or to participate in the proceeds of any sale of or other transaction involving, the Company.

(c)      This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

14.             Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

15.          Governing  Authority . This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction.  The Employee agrees that the Company shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Company maintains its corporate offices, and the Employee hereby submits to the jurisdiction and venue of such courts.

16.             Invalidity.  If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.  If any particular provision of this Agreement or the Confidentiality Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction  in which such adjudication is made; provided that, if any provision contained in this Agreement or the Confidentiality Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

17.             Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

18.             Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in the Commonwealth of Pennsylvania, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

19.             Specific Enforcement; Extension of Period.

(a)           The Employee acknowledges that the restrictions contained in the Confidentiality Agreement are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions.  The Employee also acknowledges that any breach by him of the Confidentiality Agreement will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement or the Confidentiality Agreement, assert the claim or defense that an adequate remedy at law exists.  In the event of such breach by the Employee, the Company shall have the right to enforce the provisions of the Confidentiality Agreement by seeking injunctive or other relief in any court, and this Agreement or the Confidentiality Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

(b)           The periods of time set forth in the Confidentiality Agreement shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation.  The “time required for litigation” is herein defined to mean the period of time from the earlier of the Employee’s first breach of such covenants or service of process upon the Employee through the expiration of all appeals related to such litigation.

20.             Arbitration.  Subject to the last sentence of this Section 19, if any dispute arises over the terms of this Agreement between the parties to this Agreement, either Employee or Company may submit the dispute to binding arbitration within thirty (30) days after such dispute arises, to be governed by the evidentiary and procedural rules of the American Arbitration Association (Commercial Arbitration).  Employee and Company shall mutually select one (1) arbitrator within ten (10) days after a dispute is submitted to arbitration.  In the event that the parties do not agree on the identity of the arbitrator within such period, the arbitrator shall be selected by the American Arbitration Association.  The arbitrator shall hold a hearing on the dispute at a location chosen by the Company, which shall be within fifteen (15) miles of the Company’s then current corporate offices, within thirty (30) days after having been selected and shall issue a written opinion within fifteen (15) days after the hearing.  The arbitrator shall also decide on the allocation of the costs of the arbitration to the respective parties, but Employee and Company shall each be responsible for paying the fees of their own legal counsel, if legal counsel is obtained.  Either Employee or Company, or both parties, may file the decision of the arbitrator as a final, binding and unappealable judgment in a court of appropriate jurisdiction.   Notwithstanding the foregoing provisions of this Section 19 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, including but not limited to the remedies referred to in Section 18 hereof, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but shall instead be subject to the provisions of Sections 14 and 18 hereof.

20.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

21.             Section 409A.  All payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” within the meaning of Section 409A of the Code.  In no event may Employee, directly or indirectly, designate the calendar year of payment.  To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under the Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A- 1(b)(9)(iii).  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments to Employee will be deemed a separate payment.  Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and its implementing regulations and guidance, (a) the expenses eligible  for  reimbursement  or  in-kind  benefits provided  to Employee must  be incurred  during the Term  (or applicable survival period), (b) the amount of expenses eligible for reimbursement  or in-kind  benefits provided to Employee during any  calendar  year  will not affect  the amount  of expenses eligible for reimbursement  or in-kind  benefits provided  to Employee in any other calendar year, (c) the reimbursements  for expenses for which  Employee  is entitled  to  be reimbursed  shall be made  on or before the last day of the calendar year following the calendar  year in  which  the applicable expense is incurred and (d) the right to payment  or reimbursement  or in-kind  benefits hereunder may not be liquidated or exchanged for any other benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Executive Employment Agreement to be executed the day ·and year first written above.

TETRALOGIC PHARMACEUTICALS
CORPORATION

By:	/s/ J. Kevin Buchi

Name:	J. Kevin Buchi

Title:	President & CEO

LESLEY RUSSELL, M.D.

/s/ Lesley Russell

EXHIBIT A

Permitted Business Activities

Board of Directors AMAG Pharma

Board of Directors Endocyte Pharma

EXHIBIT B

Separation Agreement and Release

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Lesley Russell, M.D.  (the “Employee”), and TetraLogic Pharmaceuticals Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the Employee and the Company entered into an Executive Employment Agreement dated August 12, 2013 (the “Employment Agreement”) that sets forth the terms and conditions of the Employee’s employment with the Company, including the circumstances under which the Employee is eligible to receive severance pay.

NOW, THEREFORE, the Employee and the Company each intending to be legally held bound, hereby agree as follows:

1.            Consideration.  In consideration for a release of claims and other promises and covenants set forth herein, the Company agrees to pay the Employee such consideration as is specified in Section 5.4(b) of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.

2.             Employee’s Release.  The Employee on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Employee ever had or now has against the Releasees, or any one of them occurring up to and including the date of the this Agreement.  Notwithstanding anything herein to the contrary, the Employee’s release is not and shall not be construed as a release of any future claim by the Employee against the Company, to the extent a claim may otherwise exist, for indemnity, contribution or cost of defense in connection with the Employee being made a party to a suit initiated by or on behalf of a third party, which suit is based, in whole or in part, upon the work performed by the Employee for the Company within the scope of the Employee’s position and duties with the Company, or any alleged misconduct by the Employee within the scope of the Employee’s former position and duties as an officer or employee of the Company.  This release specifically includes, but is not limited to:

a.            any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

b.            any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

c.            any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap,  in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of  the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

d.            any and all Claims under any federal or state statute relating to employee benefits or pensions;

e.            any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

f.            any and all Claims for attorneys’ fees and costs.

3.             Acknowledgment.  The Employee understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement.  The Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given  full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.  The Employee hereby waives any right or Claim that the Employee may have to employment, reinstatement or re-employment with the Company.

4.             Confidentiality.  The Employee shall not disclose or publicize the terms of this Agreement to any person or entity, except that the Employee may disclose the terms, and/or fact of this Agreement to immediate family members, the Employee’s accountants and attorneys and to others as strictly required by law.  The Employee is specifically prohibited from disclosing the fact or terms of this Agreement to any current or former employee of the Releasees.  The Employee further agrees that he shall be responsible for the Company’s attorney’s fees and costs, if it needs to file an action to enforce its rights under this paragraph, to the extent permitted by law.  In the event that the Employee is requested or required (by oral questions, interrogatories, requests for information or documents in a court or administrative proceeding, subpoena, civil investigative demand or other similar process) to disclose the terms of this Agreement, the Employee will endeavor in good faith to provide the Company prompt notice of any such request or requirement so that the Company may, at the Company’s expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If in the absence of a protective order or other similar remedy or the receipt of a waiver from the Company, the Employee reasonably determines that disclosure of the terms of this Agreement is required to comply with such process or applicable law, the Employee may, without liability under this Agreement, disclose to the appropriate authority only that portion of the information which, on advice of counsel, he reasonably believes he is required to disclose.

5.            Remedies.  All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement.  This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Employee may assert against the Releasees.

6.             No Admission.  Neither the execution of this Agreement by the Company, nor the terms hereof, constitute an admission by the Company of any liability to the Employee.

7.             Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.  In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

8.             Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

9.             Advice of Counsel; Revocation Period.  The Employee is hereby advised to seek the advice of counsel prior to signing this Agreement.  The Employee hereby acknowledges that the Employee is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. The Employee further acknowledges that he has been given at least TWENTY-ONE (21) days within which to consider this Agreement and that he has SEVEN (7) days following  his execution of this Agreement to revoke his acceptance, with this Agreement not  becoming effective until the 7-day revocation period has expired.  If the Employee elects to revoke his acceptance of this Agreement, the Employee must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Employee accepted this Agreement) to:

TetraLogic Pharmaceuticals Corporation
343 Phoenixville Pike

Malvern, Pennsylvania   19355

Attention:  Chairman of the Board

Attention: General Counsel

Telecopier:  (610) 889-9994

10.          Employee’s Representation. The Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Employee purports to bind.  The Employee further represents and warrants that he is bound by, and agrees to remain bound by, his post-employment obligations set forth in the Employment Agreement.

11.          Amendments.  Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

12.          Governing Authority.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction.   The Employee agrees that the Company shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Company maintains its corporate offices, and the Employee hereby submits to the jurisdiction and venue of such courts.

13.                              Fees and Costs.  The parties shall bear their own attorneys’ fees and costs.

14.                              Counterparts.  This Agreement may be executed in counterparts.

15.                              Legally Binding.  The terms of this Agreement contained herein are contractual, and not a mere recital.

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IN WITNESS WHEREOF , the Employee, acknowledging that he is acting of his own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement  and the Company, have caused the execution of this Agreement as of this day and year written below.

Lesley Russell, M.D.	Witness:

Date:	Date:

TETRALOGIC PHARMACEUTICALS CORPORATION

By:

Name and Title:

Date: